RECEIVED

DEC 1 1 2013

Utah Div. Of Corp. & Comm. Code

#5444288

EXPEDITE

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

Entity Number: 838024

AMENDMENT

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: TheDirectory.com, Inc.

2. The date the following amendment(s) was adopted: 12/10/2013

3. If changing the corporation name, the new name of the corporation is:
N/A

4. The text of each amendment adopted (include attachment if additional space needed):

Amendment is to Subsection A of Article FIFTH and is amended as follows:

"FIFTH: A. "The total number of shares of all classes of stock which the Corporation shall have authority to issue is Six Billion, One Million, Two Hundred Thousand (6,001,200,000), consisting of Six Billion (6,000,000,000) shares of common stock, par value one-tenth of one cent ($0.001) per share (the "Common Stock") and One Million, Two Hundred Thousand (1,200,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the "Preferred Stock")."

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
N/A

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: President/CEO

Date: 12/12/2013

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 11 day of Dec 20 13
in this office of this Division and hereby issued
This Certificate thereof.

Examiner [signature] Date 12-12-13

Kathy Berg
Division Director